EXHIBIT 11

                            DATA GENERAL CORPORATION

           COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                                   (Unaudited)

                     (In thousands except per share amounts)

                                                   Quarter Ended      Six Months Ended
                                                -------------------  ------------------
                                                Mar. 29,   Mar. 30,  Mar. 29,  Mar. 30,
                                                  1997       1996     1997       1996
                                                --------   --------  --------  --------


Primary earnings per share:
Net income ...................................   $13,781   $ 6,334   $24,196   $11,043
                                                 =======   =======   =======   =======

Weighted average shares outstanding ..........    40,146    38,563    39,920    38,322

Incremental shares from use of treasury
  stock method for stock options .............     2,798     2,795     2,579     2,511
                                                 -------   -------   -------   -------

Common and common equivalent
  shares, where applicable ...................    42,944    41,358    42,499    40,833
                                                 =======   =======   =======   =======

Net income per share .........................   $   .32   $   .15   $   .57   $   .27
                                                 =======   =======   =======   =======

Earnings per share assuming full dilution: (a)
Net income ...................................   $13,781   $ 6,334   $24,196   $11,043
                                                 =======   =======   =======   =======

Weighted average shares outstanding ..........    40,146    38,563    39,920    38,322

Incremental shares from use of treasury
  stock method for stock options .............     2,826     2,801     2,660     2,514
                                                 -------   -------   -------   -------

Common and common equivalent shares,
  assuming full dilution, where applicable ...    42,972    41,364    42,580    40,836
                                                 =======   =======   =======   =======

Net income per share .........................   $   .32   $   .15   $   .57   $   .27
                                                 =======   =======   =======   =======



(a) For the quarters and six-month periods ended March 29, 1997 and March 30, 1996, the assumed conversion of convertible debentures, giving effect to the incremental shares and the adjustment to reduce interest expense, results in anti-dilution and has therefore been excluded from the computation.